UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                                 May 11,  2005

AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1700, Atlanta, Georgia	30328-5352

(Address of Principal Executive Offices)	(Zip Code)

(770) 391-9500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On May 11, 2005, AFC Enterprises, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “2005 Credit Facility”) with JPMorgan Chase Bank, N.A. (the “Administrative Agent”) and certain other lenders, which consists of a $60 million, five-year revolving credit facility and a six-year $190 million Term Loan B.

     The term loan and the revolving credit facility bear interest upon alternative indices including an Adjusted LIBO Rate (as defined in the 2005 Credit Facility) plus an applicable margin as specified in the 2005 Credit Facility for Eurodollar loans and upon Prime Rate, Base CD Rate, Federal Funds Effective Rate (each as defined in the 2005 Credit Facility) plus an applicable margin as specified in the 2005 Credit Facility for Alternative Base Rate loans. These margins may fluctuate because of changes in certain financial leverage ratios and the Company’s compliance with applicable covenants in the 2005 Credit Facility. The Company will also pay a quarterly commitment fee of 0.125% (0.5% annual rate divided by 4) on the unused portions of the revolving credit facility.

     At the closing of the 2005 Credit Facility on May 11, 2005, the Company drew all of the $190 million Term Loan B and applied approximately $57 million of the proceeds to payoff its existing and outstanding bank debt (described under Item 1.02 below), to pay fees associated with such bank debt and closing costs. As announced on May 12, 2005, the Board of Directors of the Company has declared a special cash dividend of $12.00 per share of common stock which the Company estimates will result in an aggregate payment of approximately $354 million based on primary shares outstanding as of May 12, 2005. A portion of the special cash dividend will be funded with approximately $275 million of the net proceeds from the sale of Church’s Chicken. Management intends to fund the remaining portion of the special cash dividend with approximately $79 million of the proceeds from the Term Loan B. The remaining proceeds from the Term Loan B will be used for general corporate purposes.

     In addition to the scheduled installments associated with the Term Loan B, at the end of each of fiscal year, the Company is required to make prepayments of a percentage of Consolidated Excess Cash Flows based on the Company’s Total Leverage Ratio (each as defined in the 2005 Credit Facility). Whenever any prepayment is made, subsequent scheduled repayment installments are ratably reduced.

     The 2005 Credit Facility is secured by a first priority security interest in substantially all of the Company’s assets. The Company’s subsidiaries are required to guarantee its obligations under the 2005 Credit Facility.

     The 2005 Credit Facility contains customary financial and other covenants, including without limitation covenants requiring the Company to maintain various financial ratios, limiting its ability to incur additional indebtedness, restricting the amount of capital expenditures that may be incurred, restricting the payment of cash dividends and limiting the amount of debt which can be loaned to the Company’s franchisees or guaranteed on their behalf. The 2005 Credit Facility also limits the Company’s ability to engage in mergers or acquisitions, sell certain assets, repurchase its stock and enter into certain lease transactions.

     The 2005 Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform certain covenants or agreements, inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults.

     Under the terms of the revolving credit facility, the Company may also obtain short-term (swing-line) borrowings of up to $10,000,000 and letters of credit up to $25,000,000, both amounts being further limited by the amount of unused borrowings under that facility. The 2005 Credit Facility also provides for incremental revolving loans in an aggregate principal amount of at least $5,000,000 and not in excess of $25,000,000, which would have an average weighted life no shorter than the revolving loans under the 2005 Credit Facility and be treated in the same manner as the existing revolving loans.

     A copy of the 2005 Credit Facility is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

     The Agreement replaced, as of May 11, 2005, the then existing Amended and Restated Credit Facility dated as of December 16, 2004 (the “Prior Facility”) among the Company, J.P. Morgan Chase, Credit Suisse First Boston and certain other lenders. The description of the termination of the Prior Facility contained in Item 1.01 above is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The information set forth above in Item 1.01 hereby is incorporated into Item 2.03 by reference.

Item 8.01

     On May 12, 2005, the Company announced that its Board of Directors had declared a special cash dividend of $12.00 per share of common stock payable on June 3, 2005 to stockholders of record at the close of business on May 23, 2005. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1	Second Amended and Restated Credit Agreement dated as of May 11, 2005.

99.1	Press release dated May 12, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: May 16, 2005	By:	/s/ Frank J. Belatti
Frank J. Belatti
Chairman of the Board and Chief Executive Officer